Exhibit 10.5

AMENDED AND RESTATED SERVICE AGREEMENT

between

PURE CYCLE CORPORATION

and

RANGEVIEW METROPOLITAN DISTRICT,

ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE

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TABLE OF CONTENTS
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AMENDED AND RESTATED SERVICE AGREEMENT

THIS AMENDED AND RESTATED SERVICE AGREEMENT (the “Agreement”) is entered into as of the ___ day of July, 2014, by and between PURE CYCLE CORPORATION, a Colorado corporation (“Pure Cycle”), and RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its water activity enterprise (“Rangeview”).

RECITALS

A.           Rangeview is a special district organized pursuant to Title 32 of the Colorado Revised Statutes with the power, among others, to supply water for domestic and other public and private purposes.  Rangeview’s water activity enterprise was established by resolution of the district adopted at a public meeting of its board of directors on September 11, 1995, and effective as of the date of its adoption.

B.           Pure Cycle is a corporation involved in the acquisition and development of water.

C.           Rangeview and the State of Colorado, acting through the State Board of Land Commissioners (the “Land Board”), are parties to Lease Number S-37280, dated April 26, 1982, as last amended and restated effective April 11, 1996 (the “A&R Lease”), pursuant to which Rangeview has certain Water Rights (as defined in the Lease).

D.           Pure Cycle and Rangeview are parties to a Service Agreement (the “Original Agreement”) dated April 11, 1996, pursuant to which Rangeview granted Pure Cycle the exclusive right as its agent to provide water services to surface tenants, occupants, developers, landowners and all other water users on the Lowry Range (as defined in Section 1.1) (collectively “Water Users”), subject to the terms and conditions set forth in the A&R Lease.

E.           The Land Board, on the one hand, and Rangeview and Pure Cycle, on the other hand, are counterparties to that certain litigation, Pure Cycle Corporation and Rangeview Metropolitan District v. State of Colorado, by and through its State Board of Land Commissioners, Colorado District Court for the City and County of Denver, Case No. 2011 CV 8565 (the “Proceeding”), pursuant to which Rangeview and Pure Cycle have brought certain claims, and the Land Board has brought certain counterclaims, arising out of or related to the A&R Lease.

F.           As part of the settlement of the Proceeding, the Land Board, Rangeview, and Pure Cycle have entered into a 2014 Amended and Restated Lease Agreement dated the date hereof (the “Lease”), which supersedes the A&R Lease.  A copy of this Agreement is attached to the Lease as Exhibit B-2.

G.           As part of the settlement of the Proceeding, Rangeview and Pure Cycle have agreed to supersede the Original Agreement with this Agreement in accordance with the Lease.

H.           Rangeview believes that settlement of the Proceeding is in the best interest of Rangeview and is desirous of expanding its relationship with Pure Cycle in exchange for Pure Cycle’s commitment to (1) market its Non-Export Water (as defined in the Lease), (2) sell water service utilizing the Non-Export Water, and (3) construct, maintain and operate the infrastructure necessary to deliver water service to Water Users and Off-Site Users (as defined in Section 1.4), and to provide such water service to Water Users and Off-Site Users as Rangeview’s agent in accordance with the terms of the Lease and this Agreement.

I.           Rangeview has determined that it is in the best interest of Rangeview to settle the Proceeding on the terms proposed and to amend the Original Agreement with Pure Cycle for a number of reasons, including the following:

(1)           Pure Cycle has a long-term relationship with Rangeview and is the Service Provider for the Water Rights with respect to Water Users.

(2)           It is more efficient and economical to have only one service provider with respect to Rangeview’s Water Rights.

(3)           Pure Cycle has expertise in the area of water development, including the financial feasibility of such development.

AGREEMENT

In consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions

1.1           Lowry Range.  “Lowry Range” shall mean the approximately 24,567.21 acres, more or less, according to U.S. Government survey, in Arapahoe County, Colorado more particularly described as follows:

Township 5 South, Range 64 West, Sections 7 through 10: all; Sections 15 through 22:  all; Sections 27 through 34:  all.

Township 4 South, Range 65 West, Sections 33:  all; and 34:  all.

Township 5 South, Range 65 West, Section 3:  all; Sections 10 through 15:  all, less certain surface rights granted for (but including the water under) the Aurora Reservoir) in Section 15; Sections 22 through 27:  all, less certain surface rights granted for (but including the water under) the Aurora Reservoir in Section 22; Sections 35 and 36:  all; Section 34:  north 2,183.19 feet.

Township 5 South, Range 66 West, Section 36:  all.

1.2           Non-Export Water.  “Non-Export Water” shall have the meaning set forth in the Lease.

1.3           Off-Site. “Off-Site” shall mean outside the boundaries of the Lowry Range.

1.4           Off-Site Users.  “Off-Site Users” shall mean all users of Off-Site Water.

1.5           Off-Site Water.  “Off-Site Water” shall have the meaning set forth in the Lease.

1.6           Definitions.  Capitalized terms used but not defined herein shall be defined as set forth in the Lease.

1.7           Intent of This Agreement.  This Agreement is intended to provide the terms and conditions under which Pure Cycle will act as Rangeview’s agent to provide water service to Water Users and Off-Site Users consistent with the obligations of each of Rangeview and Pure Cycle under the Lease.  Notwithstanding anything to the contrary contained herein, in the event of any inconsistency between the terms of this Agreement and the terms of the Lease, the Lease shall control.

ARTICLE II

Grant and East Cherry Creek Revenues

2.1           Appointment of Agent.  During the term of this Agreement and subject to the terms of the Lease (which terms are incorporated herein by reference), Rangeview hereby grants to Pure Cycle the sole and exclusive right as its agent to (a) market Non-Export Water, (b) lease or use the Non-Export Water (subject to the terms of the Lease), and (c) provide water services to the Water Users and Off-Site Users.  To the extent, if any, that the terms of this Agreement are contrary to, or inconsistent with, the terms of the Lease, the provisions of the Lease shall control and govern the conduct of the parties hereto.  By execution of this Agreement, Pure Cycle, as service provider to Rangeview, consents and agrees to be bound by the Lease provisions relative to the Service Provider.

2.2           East Cherry Creek Revenues.  Rangeview acknowledges that Pure Cycle has loaned funds to Rangeview to operate the district, which loans are documented in a promissory note dated April 17, 1995 (the “Note”).  Rangeview agrees that it will apply any revenue received by Rangeview pursuant to the East Cherry Creek Agreement (i) toward payment to the Land Board of its share of such revenues pursuant to Section 10.1 of the Lease, (ii) to establish a fund for Rangeview’s budget for the district’s current calendar year operations, (iii) to establish and maintain the reserve required by Section 8.9 of the Lease, and (iv) remaining revenues, if any, toward repayment of the Note, and once the Note has been repaid in full, Rangeview agrees to pay to Pure Cycle ninety-eight percent (98%) of Rangeview’s share of any remaining revenue received by Rangeview pursuant to the East Cherry Creek Agreement.

ARTICLE III

Rangeview Representations and Covenants

3.1           Lease.  Rangeview represents and warrants that all terms and conditions of the Lease have been complied with by it and, to its knowledge, by the Land Board.  Rangeview shall not enter into any amendments to the Lease that affect Pure Cycle’s rights and/or obligations under this Agreement without Pure Cycle’s prior written approval.  Rangeview agrees that it will comply with the terms of the Lease, including paying all rents and royalties due under the Lease, and maintain it in effect during the term of this Agreement.  It shall not be a breach of this covenant if Rangeview’s failure to maintain the Lease in effect is due to a breach of this Agreement or the Lease by Pure Cycle.

3.2           Conflicts of Interest. The parties hereto acknowledge that certain members of the board of directors of Rangeview are officers, directors or employees of Pure Cycle and may have conflicts of interest with regard to this transaction.  Rangeview represents and warrants that such board members have, pursuant to § 24-18-110, C.R.S., filed all necessary disclosure statements with Rangeview and the Colorado Secretary of State, and that Rangeview has provided copies of such disclosure statements to the Land Board.  Pure Cycle represents and warrants that the members of Pure Cycle’s board of directors who also serve on the Rangeview board of directors have fully disclosed such interests to the disinterested board members of Pure Cycle prior to obtaining board approval of this Agreement and those members with potential conflicts have abstained from voting on this Agreement.

ARTICLE IV

Agreements and Service

4.1           Customers.  Pure Cycle, as Rangeview’s agent, may negotiate and enter into agreements to lease or use the Non-Export Water and to provide water service utilizing the Non-Export Water subject to the terms of this Agreement and the terms of the Lease.  Pure Cycle shall make available to Rangeview copies of any such agreements twenty-one (21) days prior to the execution (a draft being acceptable if finals are not available).  Rangeview shall review such information for the sole purposes of determining whether such contract is commercially reasonable and in compliance with prudent water provider practice in Colorado.  Rangeview shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to Pure Cycle a notice specifically stating the reasons for its determination that the proposed contract is not commercially reasonable or is not in compliance with prudent water provider practice in Colorado.  Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 15.16, and a hearing shall be held within fourteen (14) days of selection of an arbitrator or arbitrators, as applicable.

4.2           Construction.  Pure Cycle shall cause construction of a Water System (as defined below) to provide water service to meet the demand for water of Water Users and Off-Site Users and shall do so in a commercially reasonable time and manner consistent with prudent water service practice in Colorado and consistent with Article 9 of the Lease, subject to the receipt of all necessary governmental approvals.  Upon receiving a written request for water service from a Water User or Off-Site User, Rangeview shall give Pure Cycle written notice of such request.  Within thirty (30) days after receipt of all information necessary to establish the service needs of the Water User or Off-Site User, Rangeview and Pure Cycle shall establish a schedule identifying the scope of improvements and the timing of construction (“Construction Schedule”) for such user.  Upon execution of a tap purchase agreement with such user or some other agreement which secures the commitment of the Water User or Off-Site User to purchase water taps or receive water service, which tap purchase agreement shall indicate, if applicable, that Rangeview’s commitment for service is subject to the completion of the improvements identified in the Construction Schedule or such other time as would be consistent with the Lease, Pure Cycle shall cause construction of the identified improvements pursuant to the time frame set forth in the Construction Schedule.  Once construction is completed, Pure Cycle will provide Rangeview with copies of the plans for the improvements as built.  The term “Water System” shall mean wells, intake lines, pumps, treatment facilities, transmission systems, storage facilities and all other components of a water supply system to provide Non-Export Water to Water Users or Off-Site Users.  Pure Cycle shall cause the Water System to be completed in a workmanlike manner and in compliance with the plans approved by Rangeview, which approval will not be unreasonably withheld or delayed.  Pure Cycle shall make available to Rangeview copies of any and all construction contracts and related documents concerning the Water System.  Ten (10) days prior to the execution of any construction contract related to the Water System in excess of Five Hundred Thousand Dollars ($500,000), Pure Cycle shall provide Rangeview with a copy of such contract (a draft being acceptable if finals are not available) and information regarding how the improvements will be financed and how such financing obligation will be paid.  Rangeview shall review such information for the sole purposes of determining whether such contract is commercially reasonable and in compliance with prudent water provider practice in Colorado and whether the project is fiscally viable.  Rangeview shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to Pure Cycle a notice specifically stating the reasons for its determination that the proposed contract is not commercially reasonable, is not in compliance with prudent water provider practice in Colorado, or the project is not fiscally viable.  Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 15.16, and a hearing shall be held within fourteen (14) days of selection of an arbitrator or arbitrators, as applicable.

4.3           Quality.  Pure Cycle shall cause the Water System to be designed to comply with applicable requirements of the federal Safe Drinking Water Act or such other similar or successor laws (the “Safe Drinking Water Act”) in effect at the time the Water System is constructed.  In addition, Pure Cycle shall operate and maintain the Water System, and to the extent necessary, modify or upgrade the Water System, such that the water provided through the Water System complies with the Safe Drinking Water Act; provided, however, that it shall not be a default of this Section if at any time the water fails to comply with the requirements of the Safe Drinking Act, Pure Cycle cures such noncompliance within thirty (30) days of learning of such noncompliance, or if more than thirty (30) days is reasonably required to cure such noncompliance, Pure Cycle commences to correct the problem within thirty (30) days and thereafter prosecutes the same to completion with reasonable diligence.

4.4           Rules and Regulations of Rangeview. All construction, operation, and maintenance of the Water System shall be performed in accordance with the Rangeview Metropolitan District Rules and Regulations, as adopted from time to time (the “Rules and Regulations”) which shall not be inconsistent with the terms of the Lease.

ARTICLE V

Coordination of Export and Non-Export Water

5.1           Substitution of Facilities.  In connection with the provision of Non-Export Water to Water Users and Off-Site Users, Pure Cycle shall (i) be entitled, at Pure Cycle’s option subject to Rangeview’s consent which shall not be unreasonably withheld, to exercise Rangeview’s right to substitute facilities and (ii) have the obligation to provide substitute facilities on Rangeview’s behalf to the Export Water Purchaser as provided in Section 8.3 of the Lease.

5.2           Right to Use Transmission Lines; Infrastructure.  Pursuant to the Lease, all contracts for the sale of Export Water will provide for construction of excess capacity in Export Water transmission lines only within the Lowry Range, so as to accommodate the transmission of water for on-site use within that portion of the Lowry Range which may be served by those lines.  Ownership of the excess capacity needed for use on the Lowry Range will be transferred to Rangeview at such time as such capacity is utilized, under agreements which provide for the payment by Rangeview of a proportionate share of operation, maintenance and replacement costs.  Rangeview agrees to provide such excess capacity to Pure Cycle to provide the services contemplated hereunder and Pure Cycle agrees to assume Rangeview’s obligations with respect to operation, maintenance and replacement costs under the excess capacity agreements for so long as this Agreement is in effect.

ARTICLE VI

Ownership, Operation, and Maintenance of Facilities

6.1           Ownership Prior to Termination.  Rangeview shall own the Water System, Pure Cycle shall operate and be responsible for the maintenance of the Water System.

6.2           Ownership Post-Expiration.  In the event this Agreement expires pursuant to Section 14.2 or terminates pursuant to Section 14.6, title to any rights-of-way on the Lowry Range used exclusively for delivering Non-Export Water and any interest of Pure Cycle in the Water System or shared facilities for delivery of Non-Export Water pursuant to agreements described in Section 5.2 or otherwise, shall automatically, without the necessity of any further action by the parties, revert and be transferred to the Land Board as of the date of such expiration or termination in accordance with Section 14.1 of the Lease.

6.3           Ownership Post-Termination.  In the event this Agreement is terminated by Rangeview pursuant to Section 14.3 or by Pure Cycle pursuant to Section 14.5, Pure Cycle shall surrender all of Pure Cycle’s interest in rights-of-way on the Lowry Range used exclusively for delivering Non-Export Water and any interest of Pure Cycle in the Water System or shared facilities for delivery of Non-Export Water pursuant to agreements described in Section 5.2 or otherwise, to Rangeview in accordance with Section 14.4 of this Agreement.

ARTICLE VII

Obligations of Pure Cycle

7.1           Water System.  At its cost, Pure Cycle shall provide a Water System for Water Users and Off-Site Users in a commercially reasonable manner consistent with prudent water provider practice in Colorado in order to meet the demand of Water Users and Off-Site Users and for water subject to the terms and conditions of the Lease and this Agreement.  In addition, Pure Cycle shall install and maintain meters, in accordance with the Rules and Regulations, capable of measuring the quantity of Non-Export Water delivered to Water Users and Off-Site Users.  Pure Cycle acknowledges that unless expressly agreed to by the Land Board in writing, the Non-Export Water, the Water System and the rights-of-way on and aquifers under the Lowry Range required to deliver Non-Export Water and any other rights granted with respect to the Non-Export Water under the Lease, shall not be used for any business or other purpose except to provide water service consistent with this Agreement, the Lease and the water decrees by which such water has been or may be adjudicated.

7.2           Control.  Pure Cycle shall have the responsibility for and control over  the details and means for providing the services hereunder subject to the requirement that the services be provided in a commercially reasonable time and manner consistent with prudent water service practice in Colorado and in accordance with the Lease, this Agreement and the Rules and Regulations.

7.3           Phased Development.  Pure Cycle may phase the installation of the Water System in accordance with the needs of Water Users and Off-Site Users, it being understood that additional Water Users will be generated or created only upon the development of the Lowry Range.  Pure Cycle shall have no obligation whatsoever to install or create access to a Water System in advance of the need for such facilities, such need to be based upon commercially reasonable standards for similar development projects.  To the extent portions of the Lowry Range have been sold by the Land Board, Pure Cycle agrees to provide Rangeview with a reasonable long range development plan for such land.

7.4           Administration.  Pure Cycle shall operate, maintain and administer the Water System, including billing (but not collecting) all charges for water services in accordance with Article VIII and issuing taps on behalf of Rangeview.  Taps for Non-Export Water shall not be issued based on “unused cumulative rights under the decrees” (as that phrase is defined in the Lease).

7.5           Records.  Pure Cycle shall keep and maintain accurate files of all contracts concerning the Water System and all other records necessary to the orderly administration and operation of the Water System which are required to be kept by local, state or federal statutes, ordinances or regulations or which are necessary to comply with the Lease.  Pure Cycle shall provide a copy of each executed contract concerning the Water System within three days.

7.6            Services. Pure Cycle shall employ or contract with such engineers and qualified operators as it deems appropriate, to perform the duties of operating the Water System, including the following:
(a)           cooperating with Rangeview and other state, county, local and federal authorities in providing such tests as are necessary to maintain compliance with appropriate governmental standards;

(b)           supervising the connection of lines to private development and recording such connections for billing proposes in accordance with Section 8.2;

(c)           coordinating construction with various utility companies to ensure minimum interference with the Water System;

(d)           performing all maintenance and repairs necessary to continue the efficient operation of the Water System;

(e)           providing for the services of subcontractors necessary to maintain and continue the efficient operation of the Water System; and

(f)           providing for emergency preparedness to provide response to emergencies, including, but not limited to, interruption of services because of line breaks, freeze-up or other mechanical problems.

To the extent Pure Cycle engages contractors, it shall require such contractors to maintain bonds and insurance, including workers’ compensation insurance, in compliance with applicable laws, the Lease, and the Rules and Regulations.

7.7           Recharge.  Pure Cycle shall have the right to artificially recharge and to store the recharged water in the aquifers from which such Non-Export Water is withdrawn and to withdraw such artificially recharged and stored water in accordance with Section 6.2(a) of the Lease.  Pure Cycle shall also have the right to store additionally acquired water in reservoirs on the surface of the Lowry Range in a commercially reasonable manner consistent with prudent water provider practice in Colorado and subject to the requirements of the Lease.

7.8           Compliance with Laws. Pure Cycle shall comply with all applicable government statutes, regulations, ordinances, permits and orders, including the Rules and Regulations and, if applicable, Colo. Rev. Stat. § 24-91-103, 103.5 and 103.6 (1995 Supp.), in its performance under this Agreement.

7.9           Permits and Licenses.  Pure Cycle shall, at its own expense, apply for and obtain all necessary building, occupancy, well and other permits and licenses which may be required by any governmental entity which has jurisdiction over the operations to be performed by Pure Cycle pursuant to this Agreement.  All well permits shall be obtained in the name of the Land Board and, if necessary, Rangeview as lessee.

7.10           Taxes.  Pure Cycle shall be solely responsible for and shall pay all taxes, fees, charges and assessments, if any, in connection with the work or the materials to be utilized in accomplishing the activities of Pure Cycle pursuant to this Agreement.

7.11           Off-Site Disposal.  Pure Cycle shall maintain a system for measuring any use or reuse of effluent, sewage, or sewerage from the use of Non-Export Water which is disposed of Off-Site to ensure compliance with the Lease.

7.12           Financing. Pure Cycle shall be responsible for financing its obligations hereunder with the funds it receives pursuant to this Agreement or from such other sources as it deems desirable subject to Section 4.1 hereof and the terms of the Lease.

7.13           Reporting. In addition to the reports required pursuant to Section 8.5, Pure Cycle agrees to provide Rangeview with annual budgets and business plans with respect to the Water System and such other information as Rangeview may reasonably request in order to assure itself that the demands of Water Users and Off-Site Users are being adequately provided for and to assist Rangeview in its long-term planning efforts.  Pure Cycle shall also provide courtesy copies of annual budgets and business plans to the Land Board.  Pure Cycle shall also supply Rangeview with such information as Rangeview may reasonably require to comply with its obligations to state, county, local and federal authorities, including, for example, the results of tests on the quality of the water and information concerning compliance with health and safety regulations.

7.14           Access.  Pure Cycle agrees to permit the Land Board access to the Lowry Range to the same extent Rangeview is required to grant the Land Board access under Section 5.1(b) of the Lease.

ARTICLE VIII

Billing and Rates

8.1           Rates.

(a)           Rangeview will establish the tap fees, usage charges, and service charges, including late payment charges, to be imposed upon the Water Users for the water services provided by Pure Cycle hereunder consistent with Section 8.2 of the Lease.

(b)           The tap fees, usage charges, and service charges, including late payment charges, to be imposed upon Off-Site Users for the services provided by Pure Cycle hereunder shall be established pursuant to the mutual agreement of Pure Cycle and the Off-Site Water Purchaser; provided, that such agreements shall comply with Section 5.3(b) of the Lease.

8.2           Billing.

(a)           Pure Cycle shall read the meters and bill the Water Users and Off-Site Users for water services provided hereunder, including all tap fees, usage charges, and service charges, on behalf of Rangeview and in accordance with the Rules and Regulations.  The bills shall provide that payment shall be made by Water Users and Off-Site Users to Rangeview at an address designated by Rangeview.  Rangeview shall have the option, upon sixty (60) days written notice to Pure Cycle, to assume the obligation of reading meters and billing hereunder.  Pure Cycle shall have the option upon sixty (60) days written notice to Rangeview to relinquish the obligation of reading meters and billing hereunder.  In either case, Pure Cycle shall deliver to Rangeview the records necessary to enable Rangeview to perform such services.  Pure Cycle shall thereafter continue to perform all obligations hereunder except those pertaining to billing.  If Rangeview’s costs are significantly impacted by the transfer of billing responsibilities, the amounts paid to Pure Cycle under this Agreement shall be subject to renegotiation under Section 8.3.

(b)           Rangeview shall be responsible for collection efforts on delinquent accounts.  To the extent necessary to enable Rangeview to determine royalties due under the Lease, Pure Cycle shall code the bills in a manner which will enable Rangeview to distinguish which bills are for recharged water and of such bills which are to Title 32 water districts or similar municipal entities supplying water for public use (“Public Entities”).  After deducting the amount required to be paid or accrued to pay the royalties required for Non-Export Water under the Lease, Rangeview shall pay Pure Cycle on or before the 15th day of each month one hundred percent (100%) of tap fees and ninety-eight percent (98%) of all remaining amounts collected by Rangeview from Water Users in the previous month.  Such payment will be accompanied by a report from Rangeview specifying the amount received by Rangeview from Public Entities for recharged water and the amount received by Rangeview from other Water Users in the previous month.  Once the royalty obligation set forth in Section 7.3(b) of the Lease becomes applicable, Pure Cycle shall provide Rangeview with a report on or before the 10th day of each month specifying those costs and expenses of Pure Cycle for the preceding month which are components of Net Profits (as that term is defined in the Lease) in order to enable Rangeview to determine the royalties payable under the Lease and the amount payable to Pure Cycle for the previous month.

8.3           Renegotiation.  The parties acknowledge that due to the fact that the Lowry Range has not yet been developed, the operating costs of Rangeview and Pure Cycle with respect to the water service to be provided to Water Users are unknown.  Therefore, notwithstanding the provisions of Section 8.2, if the two percent (2%) of revenues retained by Rangeview are insufficient to cover Rangeview’s costs relating to the provision of water service with respect to Non-Export Water, including, without limitation, the proportionate share of Rangeview’s reasonable general, legal, administrative, engineering, regulatory compliance, and long-term planning costs attributable to provision of water service with respect to Non-Export Water and Rangeview’s reserve requirements pursuant to Section 8.9 of the Lease, Pure Cycle and Rangeview shall negotiate an amendment to Section 8.2 in good faith which provides Rangeview with sufficient revenues from this Agreement to cover its costs relating to the provision of water service with respect to Non-Export Water.  During any period of renegotiation, each party shall continue to perform its obligations under this Agreement.  Disputes as to an appropriate amendment to provide Rangeview with sufficient revenues under this Section will be settled by arbitration pursuant to Section 15.16 of this Agreement.

8.4           Reserves.

(a)           Rangeview shall utilize the two percent (2%) of revenues retained by it pursuant to Section 8.2 and, if applicable, the two percent (2%) of revenues retained by it pursuant to Section 2.2 from the East Cherry Creek Agreement, (i) to pay proper and necessary expenses related to the functions of Rangeview, (ii) to build and maintain the reserve required by Section 8.9 of the Lease (which reserve is equal to thirty-three percent (33%) of the Operating Expenses budgeted by Rangeview and Pure Cycle for the then current calendar year), (iii) to establish a fund for Rangeview’s budget for the following calendar year, and (iv) to increase the reserve fund described in (ii) above to an amount equal to fifty (50%) of the Operating Expenses budgeted by Rangeview and Pure Cycle for the then current year.  The reserve fund shall be continuously maintained and may be utilized by Rangeview solely for paying lawful obligations relating to the provision of Non-Export Water to Water Users as required by Section 8.1 of the Lease.

(b)           Pure Cycle agrees that if and to the extent at any time monies are not available to Rangeview to fund the reserve which Rangeview is required to maintain pursuant to Section 8.9 of the Lease or if monies in such reserve are withdrawn (for a purpose permitted by Section 8.4(a) above and by Section 8.9 of the Lease) such that the amount of the reserve drops below the amount which Rangeview is required to maintain pursuant to the Lease and such reserve cannot reasonably be expected to be reestablished from anticipated income to Rangeview within one year, then within thirty (30) days of receipt of notice from Rangeview of such fact, Pure Cycle shall deliver funds to Rangeview sufficient to replenish the reserve fund to the level required pursuant to the Lease.  Notwithstanding the fact that the reserve can reasonably be expected to be reestablished within one year, Pure Cycle agrees to deliver funds to Rangeview sufficient to replenish the reserve fund to the level required pursuant to the Lease at the time this Agreement terminates.  If Pure Cycle has given notice to Rangeview pursuant to Section 14.5 of Pure Cycle’s election to terminate this Agreement, any use by Rangeview of the reserve fund in a manner which would cause Pure Cycle to be required to replenish the fund pursuant to the foregoing sentence because the termination date of this Agreement will occur sooner than the date on which the reserves are reasonably expected to be reestablished shall require the prior written consent of Pure Cycle, which consent shall not be withheld to the extent it is necessary to make such expenditure at that time.

(c)           Any dispute as to the necessity of an expenditure or whether the reserve fund can reasonably be expected to be reestablished from anticipated income within one year shall be submitted to arbitration pursuant to Section 15.16 of this Agreement.

8.5           Reports and Audits.

(a)           Within twenty-five (25) days after the end of each calendar year, until such time as Rangeview notifies Pure Cycle that production of Export Water and/or Non-Export Water has reached 500 acre feet in any calendar year, and thereafter on or before the twenty-fifth (25th) day following the end of each calendar quarter during the term of this Agreement, Pure Cycle shall deliver a report to Rangeview which specifies the quantity of Non-Export Water (including any recharged or stored water pursuant to Section 6.2(a) of the Lease) delivered by Pure Cycle and the amount of such Non-Export Water removed from each aquifer under the Lowry Range in accordance with Exhibit J to the Lease, the exact amount of Gross Revenues or gross tap fee revenues relating to the sale or other disposition of Non-Export Water and a calculation of the royalties paid or payable to the Land Board as a result thereof, the entity to whom the Non-Export Water was delivered and, if applicable, the costs and expenses of Pure Cycle for such period which are components of Net Profits and such other information as may be necessary in order to enable Rangeview to comply with its reporting obligations to the Land Board regarding the accuracy of royalties paid under the Lease.

(b)           Pure Cycle shall prepare and keep full, complete, and proper books, records and accounts of all Non-Export Water (including any recharged or stored water pursuant to Section 6.2(a) of the Lease) sales or dispositions and, if applicable, expenses of Pure Cycle included in the calculation of Net Profits and shall document such transactions as may be required by law.  Said books, records, and accounts of Pure Cycle shall be open at all reasonable times, upon three (3) days prior written notice, to the inspection of Rangeview and its representatives, and upon ten (10) days prior written notice, to the inspection of the Land Board and its representatives, who may, at Rangeview’s or the Land Board’s expense, as applicable, copy or extract all or a portion of said books, records, and accounts for a period of five (5) years after the date such books, records and accounts are made.  Rangeview or the Land Board may, upon no less than fourteen (14) days’ prior written notice to Pure Cycle, cause a partial or complete audit to be made at Rangeview’s or the Land Board’s expense, as applicable, by an auditor selected by Rangeview or the Land Board, as applicable, of the entire records and operations of Pure Cycle for a five (5) year period preceding the date of the audit relating to the Lowry Range and Non-Export Water use pursuant to this Agreement.  Within fourteen (14) days following receipt of such a notice, Pure Cycle shall make available to the auditor the books and records the auditor reasonably deems necessary or desirable for the purpose of making the audit.  If the results of the audit reveal a deficiency in the amounts paid by Rangeview to the Land Board under the Lease as a result of inaccurate reports provided by Pure Cycle to Rangeview, then Pure Cycle shall refund the revenues it received from Rangeview under Section 8.2 which should have been paid to the Land Board together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid to the Land Board.  If such inaccuracies resulted in a deficiency to the Land Board in excess of two percent (2%) of the royalties previously computed by Rangeview for the period covered by the audit, then Pure Cycle shall also pay the actual cost of the audit.

(c)           Rangeview shall prepare and keep full, complete, and proper books, records and accounts of all collections with respect to Non-Export Water (including any recharged or stored water pursuant to Section 6.2(a) of the Lease) sales or dispositions and, if applicable, expenses of Rangeview included in the calculation of Net Profits and shall document such transactions as may be required by law.  Said books, records, and accounts of Rangeview shall be open at all reasonable times to the inspection of Pure Cycle and its representatives who may also, at Pure Cycle’s expense, audit, copy or extract all or a portion of said books, records, and accounts for a period of five (5) years after the date such books, records and accounts are made.  Pure Cycle may, upon fourteen (14) days’ prior written notice to Rangeview, cause a partial or complete audit to be made at Pure Cycle’s expense, by an auditor selected by Pure Cycle, of the entire records and operations of Rangeview relating to the Lowry Range and Non-Export Water collections and expenses pursuant to this Agreement.  Within fourteen (14) days following receipt of such a notice, Rangeview shall make available to the auditor the books and records the auditor deems necessary or desirable for the purpose of making the audit.  Any deficiency in the payment of amounts due Pure Cycle pursuant to Section 8.2 determined by such audit shall be immediately due and payable by Rangeview together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid.  If such deficiency is in excess of two percent (2%) of the amounts previously computed by Rangeview for the period covered by the audit, then Rangeview shall pay the actual cost of the audit, at the time the deficiency is paid.

ARTICLE IX

Management of Non-Export Water

9.1           Use of Non-Export Water.  All use of Non-Export Water by Pure Cycle hereunder, including any re-use or successive use, shall be done in a commercially reasonable manner consistent with prudent water provider practice in Colorado in accordance with the Lease and the decrees adjudicating such water.

9.2           Additional Water. To the extent Rangeview determines to locate additional sources of water for Water Users or Off-Site Users, Pure Cycle agrees to locate such additional sources of water for Rangeview.  The parties acknowledge that if Rangeview acquires such additional water, it shall not be subject to the provisions of the Lease except to the extent required by the Lease.  In recognition of the fact that it will be more efficient and economical to have only one service provider and to limit the number of parties jointly using and expanding the Water System, Rangeview agrees that if it acquires such additional water, it shall give Pure Cycle the first opportunity to negotiate a service provider agreement with respect to any additional water.  To the extent Pure Cycle desires to be the service provider for such additional water but the parties are unable to reach an agreement on the terms of such service provider agreement, the missing terms shall be settled by arbitration in accordance with Section 15.16.  In establishing such terms, the parties agree that the arbitrator shall take into consideration prudent water provider practices in Colorado.  The terms of this Agreement may be considered by the arbitrator in determining what terms would be consistent with prudent water provider practice in Colorado except to the extent such terms are influenced or dictated by the terms of the Lease.  Pure Cycle agrees that if Rangeview does not acquire additional water for Water Users, Pure Cycle shall permit the Land Board, as required by the Lease, to jointly use and expand the Water System to the same extent Pure Cycle, as Rangeview’s service provider, would have used and expanded such facilities consistent with prudent water provider practices in Colorado if Rangeview had acquired additional water to provide service to Water Users requesting service after the Non-Export Water is committed.

ARTICLE X

Rights-of-Way

10.1           Master Plan.  As set forth in Exhibit D to the Lease, a master plan of rights-of-way, has been agreed upon with respect to the Lowry Range, subject to certain rights of the Land Board to amend the master plan.

10.2           Rights-of-Way.  When a right-of-way on or under the Lowry Range is reasonably necessary to enable Pure Cycle to perform the services contemplated by this Agreement, Pure Cycle shall notify Rangeview.  Rangeview shall file a request for the right-of-way with the Land Board in accordance with the Lease.  Upon grant of a right-of-way by the Land Board, Rangeview shall promptly notify Pure Cycle and, to the extent necessary to enable Pure Cycle to perform its services hereunder, Rangeview shall grant a license to Pure Cycle to use the right-of-way granted by the Land Board.  Such license shall be in the form of the license attached to the Lease as Exhibit G.

10.3           Fees for Rights-of-Way.  Pure Cycle shall pay the costs (including, if applicable, legal and engineering fees) associated with obtaining rights-of-way.  Pure Cycle acknowledges that the fees for Rights-of-Way on the Lowry Range are set forth in the Lease.

10.4           Condemnation of Land Not Owned by the Land Board. Upon Pure Cycle’s request, Rangeview agrees to use its governmental powers of condemnation if condemnation is reasonably necessary to enable Pure Cycle to perform the services contemplated by this Agreement.  Rangeview agrees to grant Pure Cycle a right-of-way in such condemned property substantially in the form attached hereto as Exhibit A.  The fee for such right-of-way shall be based on the fair market value of the right-of-way at the time of the grant assuming this Agreement will expire at the end of the term set forth in Section 14.2.  Pure Cycle shall be responsible for the costs associated with Rangeview’s condemnation of such land.  Nothing herein shall grant power to condemn land owned by the Land Board or to interfere with the Land Board’s rights under the Lease.

ARTICLE XI

Indemnification

11.1           General. Pure Cycle agrees that it shall jointly and severally with Rangeview indemnify and hold harmless the Land Board against and from all liabilities, claims and demands, settlement or litigation expenses and related attorneys’ fees (hereafter “Indemnified Items”) for personal injury or property damage arising out of, or caused by, any act or omission of Rangeview, Pure Cycle, their contractors, agents or employees.

11.2           Liens.  Except with respect to liens or encumbrances expressly permitted under the Lease, Pure Cycle agrees that it shall jointly and severally with Rangeview indemnify and hold the Land Board harmless from and against all Indemnified Items relating to liens or claims of right to enforce liens arising from actions of Rangeview or Pure Cycle, its contractors and agents.

11.3           Mutual Indemnity. As between Pure Cycle and Rangeview, each party shall indemnify and hold harmless the other, to the extent permitted by law, against and from all Indemnified Items (i) for personal injury or property damage arising out of, or caused by, any act or omission of such party, its contractors, agents or employees or (ii) relating to liens or claims of right to enforce liens arising from actions of such party, its contractors and agents.  The party whose actions caused such liens to arise shall promptly cause any such lien to be removed notwithstanding the fact that such party may believe that there is a valid defense to any such claim.  Such party shall retain the right to pursue any claims against the person filing the lien after any such lien is removed.

ARTICLE XII

Financing

12.1           Review by Land Board.  Pursuant to Section 9.1(c) the Lease, Pure Cycle agrees to provide the Land Board with courtesy copies of any construction or financing contracts in excess of Five Hundred Thousand Dollars ($500,000) entered into by Pure Cycle related to the provision of Non-Export Water to Water Users (including contracts for the disposal of effluent, sewage or sewerage) ten (10) days prior to the execution of any such contracts (drafts being acceptable if finals are not yet available).

ARTICLE XIII

Insurance and Bonds

13.1           Insurance. Pure Cycle shall at all times carry insurance in amounts and with carriers acceptable to Rangeview for workers’ compensation coverage fully covering all persons engaged in the performance of this Agreement in accordance with Colorado law, and for public liability insurance covering death and bodily injury with limits of not less than $1,500,000 for one person and $5,000,000 for any one accident or disaster, and property damage coverage with limits of not less than $500,000, which insurance shall name Rangeview and the Land Board as additional insureds.  Pure Cycle acknowledges that under the Lease, the Land Board has reserved the right to reasonably increase the required limits of insurance as the Land Board may deem appropriate from time to time.  Rangeview shall give notice to Pure Cycle within five (5) days of receipt of a request from the Land Board to increase the limits of insurance.  Pure Cycle shall promptly obtain such increased coverage and shall furnish the Land Board with proof of such coverage; provided that, if Pure Cycle disputes the reasonableness of such request, Pure Cycle shall have the right to submit such dispute to arbitration in accordance with Sections 15.2(b) and 15.16 of the Lease.

13.2           Bonds.  No operations are to be commenced on the Lowry Range until Pure Cycle has filed good and sufficient bonds, consistent with the requirements of § 38-26-106 and § 36-1-129, with the Land Board, and listing Rangeview as a coinsured, in an amount fixed by the Land Board to secure the payment for damages, losses or expenses caused by Pure Cycle as a result of operations on or under the Lowry Range.  Pure Cycle acknowledges that, pursuant to the Lease, the Land Board may require that the bonds be held in full force and in effect for one year after cessation of the operations for which the bonds were intended.  In addition, Pure Cycle shall comply with the Rules and Regulations with respect to bonds required by Rangeview.

13.3           Bond of Contractors. Bonds provided by contractors for construction activities to Pure Cycle may list the Land Board and Rangeview as coinsureds.  As long as such bonds otherwise comply with Section 13.2 above and list the Land Board and Rangeview as coinsureds, the contractors shall not be required to obtain any other bonds for the Land Board or Rangeview.

ARTICLE XIV

Term, Default and Termination

14.1           Effective Date.  Rangeview’s rights under the Lease are subject to entry of a final non-appealable order in the Proceeding.  The parties to the Proceeding have reached a settlement agreement, to which the Lease is attached as Exhibit A (the “Settlement Agreement”).  This Agreement shall be binding on the date that it is fully executed and delivered by both parties hereto, subject only as a condition subsequent to the occurrence of the Effective Date (as that term is defined in the Settlement Agreement).  If the Settlement Agreement is terminated, this Agreement shall be null and void ab initio and shall have no force and effect.

14.2           Term.  This Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to this Article, shall expire at 12:00 noon on May 1, 2081.

14.3           Default and Termination.

(a)           The following events shall constitute events of default under this Agreement:

(i)           The filing by a party of a petition in bankruptcy, insolvency or for reorganization under the bankruptcy laws of the United States or under any insolvency act of any state, the dissolution of a party, or a party making an assignment for the benefit of creditors;

(ii)           The taking of the Lease or the Non-Export Water or any part thereof by execution or other process of law or the subjection of the Lease or the Non-Export Water or any part thereof to attachment, which attachment is not discharged or disposed of within sixty (60) days after the levy thereof;

(iii)           The institution against a party of involuntary proceedings under any such bankruptcy law or insolvency act or for dissolution, or the appointment of a receiver or trustee for all or substantially all of the property of a party, which proceeding is not dismissed or receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; or

(iv)           The material default in the performance of any material term, covenant or condition in this Agreement which default shall continue and not be cured for a period of thirty (30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting party to the defaulting party, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the defaulting party shall fail to commence to correct the same within said thirty (30) day period and shall thereafter fail to prosecute the same to completion with reasonable diligence.

(b)           If an event of default shall occur, then the non-defaulting party may, at its option, without any prejudice to any other remedies it may have, (i) terminate this Agreement upon giving written notice of termination to the defaulting or breaching party, and, if Rangeview is the non-defaulting party, at its option, exercise its rights under Section 14.4, and/or (ii) commence an action for specific performance of the obligations of the defaulting party and/or damages proximately caused by the default or breach and its costs and reasonable attorneys’ fees (including costs incurred to cure such default pursuant to Section 14.3(c)).

(c)           If either party shall act or fail to act in a manner which would constitute an Event of Default (as that term is defined in the Lease) under the Lease, immediately, with the passage of time, with notice, or any of the foregoing, the non-defaulting party may, at its option, without prejudice to any other remedies it may have, cure such Event of Default and seek reimbursement from the defaulting party for any costs and damages associated therewith or offset such costs and damages from any amounts owed to the defaulting party under this Agreement or otherwise without waiting for the thirty-day period provided for in Section 14(a)(iv) to run.

14.4           Declaration of Forfeiture. If an event of default occurs and Rangeview terminates this Agreement or in the event of a termination pursuant to Section 14.5, Rangeview shall have the right, in connection with such termination, to enter onto the Lowry Range and any part thereof (subject to any existing licenses related to delivery of Export Water), and to expel Pure Cycle from the premises and those claiming through or under Pure Cycle pursuant to this Agreement, and remove the effects of both or either, without being deemed guilty of any manner of trespass and without prejudice to any other remedies.  In the event of such termination, Pure Cycle shall surrender and peacefully deliver to Rangeview the above described land and the Non-Export Water, and such land as was in Pure Cycle’s possession or control shall be returned to Rangeview in good condition (subject to any existing licenses related to the delivery of Export Water), and Rangeview shall be entitled to the return of all Non-Export Water, plus any interest of Pure Cycle in all infrastructure built to divert or withdraw and deliver the Non-Export Water and any interest in shared facilities for use with the Non-Export Water, plus the revenue stream associated with such Non-Export Water and the East Cherry Creek Agreement.  Subject to the following sentence, title to such assets will be conveyed to Rangeview free and clear of all security interests, liens and encumbrances existing at the time of delivery to Rangeview.  Notwithstanding the foregoing, Pure Cycle shall have the right to encumber the revenues it receives pursuant to this Agreement in connection with the construction and development of the Water System.  Upon such termination, if Pure Cycle shall remain in possession of any part of the Lowry Range (subject to any existing rights-of-way or licenses related to delivery of Export Water) or Non-Export Water, Pure Cycle shall be guilty of an unlawful detainer and shall be subject to eviction or removal, forcibly or otherwise, to the extent provided by law.

14.5           Pure Cycle Right of Termination. Pure Cycle may terminate this Agreement at any time without cause upon giving one year’s prior written notice to Rangeview.  During the one-year period, Pure Cycle shall continue to discharge all of its obligations under this Agreement and shall be entitled to the benefits of this Agreement, unless Rangeview and the Land Board, at their option, require Pure Cycle to discontinue providing services hereunder prior to the expiration of the one-year notice period.

14.6           Termination of Lease.  If Rangeview’s rights to the Non-Export Water are terminated under the Lease, this Agreement shall terminate.

ARTICLE XV

General Provisions

15.1           Assignment.  Pure Cycle may assign its interest in this Agreement, but only upon terms expressly approved in writing by Rangeview, which approval may not be unreasonably withheld.  Rangeview shall not be deemed to be unreasonable in withholding consent if it is unable to obtain the consent required from the Land Board pursuant to Section 9.1(a) of the Lease for such assignment.  Any attempted assignment in contravention of this Section shall be null and void.  Notwithstanding the foregoing, Pure Cycle may contract with third parties to perform portions of its obligations under this Agreement and such action on Pure Cycle’s part shall not be deemed an assignment of its interest in this Agreement.

15.2           Third Party Beneficiaries.  It is not the intent of the parties, nor shall it be the effect of this Agreement, to vest rights of any nature or form in individuals or entities not executing this Agreement as a party except to the extent that this Agreement specifically contemplates vesting rights in the Land Board.

15.3           Notice.  All notices required by this Agreement shall be in writing and shall be delivered to the person to whom the notice is directed, in person, by courier service or by United States mail as a certified item, return receipt requested, addressed to the address stated below.  Notices delivered in person or by courier service shall be deemed given when delivered to the person to whom the notice is directed.  Notices delivered by mail shall be deemed given on the date of delivery as indicated on the return receipt.  The parties may change the stated address by giving ten (10) days’ written notice of such change pursuant to this Section.

If to Rangeview:

Rangeview Metropolitan District
1490 Lafayette Street, Suite 203
Denver, Colorado  80218
Attention:  President

With copies to the Land Board when required by this Agreement:
Board of Land Commissioners
1127 Sherman Street, Suite 300
Denver, Colorado  80203
Attention:  President

and

Office of the Attorney General
1300 Broadway, 10th Floor

Denver, Colorado  80203
Attention:  State Land Board Attorney

If to Pure Cycle:

Pure Cycle Corporation
1490 Lafayette Street, Suite 203
Denver, Colorado  80218
Attention:  President

15.4           Construction. Where required for proper interpretation, words in the singular shall include the plural, and the masculine gender shall include the neuter and the feminine, and vice versa, as is appropriate.  The article and section headings are for convenience and are not a substantive portion of the Agreement.  The Agreement shall be construed as if it were equally drafted in all aspects by all parties.

15.5           Entire Agreement.  This Agreement, including the items referenced herein or to be attached in accordance with the provisions of this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties as to the subject matter of this Agreement.  No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties or shall change or restrict the provisions of this Agreement.

15.6           Authority. Each of the parties represents and warrants that it has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that the execution, delivery and performance of this Agreement and the documents to be executed and delivered pursuant to this Agreement have been duly authorized by it, and that upon execution and delivery, this Agreement and all documents to be executed and delivered pursuant to this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

15.7           Copies.  Numerous copies of this Agreement have been executed by the parties.  Each such executed copy shall have the full force and effect of an original, executed Agreement.

15.8           Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

15.9           Amendment.  This Agreement shall not be amended except by a writing executed by both parties and, to the extent required by Section 9.1(a) of the Lease, no such amendment shall be made without the written consent of the Land Board, which consent shall not be unreasonably withheld.

15.10          Compliance with Law.  Rangeview and Pure Cycle covenant and agree that during the continuance of this Agreement, they shall comply fully with all provisions, terms, and conditions of all laws whether state or federal, and orders issued thereunder, which may be in effect during the continuance hereof, which in any manner affect their operations and the Lowry Range and Non-Export Water.

15.11           Binding Effect.  The benefits and terms and obligations of this Agreement shall extend to and be binding upon the successors or permitted assigns of the respective parties hereto.

15.12           Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.  It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

15.13           Duty of Good Faith and Fair Dealing; Regular Consultation.  The parties acknowledge and agree that each party has a duty of good faith and fair dealing in its performance of this Agreement.  Pure Cycle will advise Rangeview of its activities no less than annually until such time as Rangeview notifies Pure Cycle that production of Export Water and/or Non-Export Water has reached five hundred (500) acre feet in any calendar year and thereafter, quarterly during the term of this Agreement and will respond to reasonable requests of Rangeview for additional information on Pure Cycle’s activities affecting the Lowry Range.

15.14           Further Assurance.  Each of the parties hereto, at any time and from time to time, will execute and deliver such further instruments and take such further action as may reasonably be requested by the other party hereto, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement and/or any other agreements or documents related thereto.

15.15           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and applicable federal law.

15.16           Arbitration.  Any controversy or claim arising out of or relating to the computation of amounts due pursuant to Section 8.2 under this Agreement and all other controversies or claims which the parties have expressly agreed herein shall be submitted to arbitration or which relate to matters which the parties to the Lease have agreed shall be submitted to arbitration, shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association, including discovery, experts, evidence and hearings.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Arbitration shall be instituted on written demand of any Party setting forth the issues to be arbitrated.  The Party responding to the arbitration demand shall respond to the demand within ten (10) days, after which the Parties shall proceed to select an arbitrator within ten (10) days; provided however, that if the Parties are unable to agree on a single arbitrator within such ten (10) days, the arbitration shall be by majority decision of a panel of three arbitrators, at least two of whom shall have experience and expertise in water rights or water utility matters, who may, but need not, be affiliated with the American Arbitration Association.  Within ten (10) days, each Party shall appoint one arbitrator, who together shall appoint the third.  If a Party fails to appoint an arbitrator within ten (10) days, an arbitrator shall be appointed for such Party by the American Arbitration Association upon the request of another Party.  Arbitration shall be concluded and an award entered within sixty (60) days of the completion of selection of the arbitration panel, unless a shorter period is set forth elsewhere in this Agreement.  Rangeview and Pure Cycle agree that the Land Board may participate directly in any arbitration which affects the Land Board’s rights and/or obligations with respect to the Non-Export Water; provided such Land Board agrees to be bound by the arbitration award to the same extent as Rangeview and Pure Cycle.

15.17           Litigation and Attorneys’ Fees. Except as provided in Section 15.16 above, in the event of claims, disputes or other disagreements between the parties which the parties are not able to resolve amicably, either party may bring suit in a court of competent jurisdiction seeking resolution of the matter.  The prevailing party in any arbitration or suit shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

15.18           Force Majeure.  Should either party be unable to perform any obligation required of it under this Agreement, other than the payment of money, because of any cause beyond its control (including, but not limited to war, insurrection, riot, civil commotion, shortages, strikes, lockout, fire, earthquake, calamity, windstorm, flood, material shortages, failure of any suppliers, freight handlers, transportation vendors or like activities, or any other force majeure), then such party’s performance of any such obligation shall be suspended for such period as the party is unable to perform such obligation.

IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement on the date first written above.

RANGEVIEW METROPOLITAN DISTRICT, ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE By: /s/ Scott Lehman Scott Lehman, Director

PURE CYCLE CORPORATION By: /s/ Mark W. Harding Mark W. Harding, President

Exhibit A

RIGHT-OF-WAY, BOOK _____, PAGE _____

THIS INDENTURE is made this _____ day of __________, 20_, between Rangeview Metropolitan District, acting by and through its water activity enterprise (“Rangeview”), whose address is ____________________, Colorado _______ and Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), whose address is ____________________, Colorado _______.

WHEREAS, Rangeview and Pure Cycle entered into a Service Agreement effective April 11, 1996, which was amended and restated effective July ___, 2014, pursuant to which Pure Cycle is to construct, operate and maintain a water system on Rangeview’s behalf (the “Service Agreement”);

WHEREAS, pursuant to the Service Agreement, Pure Cycle has applied to Rangeview for a right-of-way over, upon, under and across the surface of certain portions of land owned by Rangeview as hereinafter described, for the purpose of constructing, reconstructing, operating, repairing, removing and maintaining a ____________________; and

WHEREAS, Rangeview has agreed to grant such right-of-way for the purpose aforesaid and none other, upon the terms and conditions set forth herein.

NOW, THEREFORE, Rangeview, in consideration of the premises and the sum of ____________________ Dollars ($__________), paid to Rangeview, the receipt of which is hereby acknowledged, and in further consideration of the terms and conditions of the Service Agreement, does grant and convey to Pure Cycle, its successors and assigns, a non-exclusive right-of-way for the purpose of constructing, reconstructing, operating, and maintaining           (describe scope and purpose)                  , upon, over, under and across the surface of those lands described as follows:  [insert legal description here], (the “Premises”).

Subject to the following conditions:

1.
This grant is made with the understanding that Pure Cycle must begin construction of these facilities described above within five years from the date hereof, failing which this grant may be subject to cancellation of the unconstructed portions at the option of Rangeview.

2.
In the event Rangeview should at any time desire to occupy or use or permit the occupancy or use of the Premises, which are subject to the right-of-way herein granted, or any portions thereof, for any purpose with which the aforesaid facilities would interfere, then Rangeview may require Pure Cycle to relocate, raise, lower, disconnect, or otherwise adjust the facilities described above at any location or locations where said facilities pass over and across the Premises after first, in each case, receiving not less than 180 days prior written notice from Rangeview. In such event, Pure Cycle shall be furnished a similar right-of-way to relocate, raise, lower, disconnect or otherwise adjust said facilities. The expense of said relocation, movement, or rebuilding shall be paid by Rangeview according to the Service Agreement.

3.	This grant of right-of-way is made subject to any and all leases, easements, rights-of-way and other interests heretofore legally granted and now in full force and effect, if any there be.

4.
Rangeview reserves the right to cultivate, use, develop, occupy, sell, lease or otherwise dispose of the Premises and to use the Premises for all purposes, including the issuance of additional rights to third parties, except as necessarily limited by the facilities described above; provided that Pure Cycle’s rights to the Premises are not unreasonably impaired by the exercise of this right by Rangeview.

5.
Rangeview reserves the right to require, at Pure Cycle’s cost, the burial of any power lines and, to the extent reasonable, other facilities when, in Rangeview’s discretion, development of the adjoining property or other circumstances warrant burial. Rangeview shall be given not less than 180 days written notice of such requirement.

6.
This right-of-way is made for the sole and only purpose as herein set forth and no other and does not give Pure Cycle exclusive possession of any part of the land above described. If Pure Cycle or its successors, assigns or licensees shall at any time use or attempt to use the same for any other purpose whatsoever, then this right-of-way shall become void and of no effect, and any and all such rights and privileges herein granted shall revert to Rangeview, subject to any right to cure which may exist under the Service Agreement.

7.
Pure Cycle shall have the right to trim trees and shrubbery upon this right-of-way only if such trees and shrubbery should interfere with or endanger the proper operation, construction and maintenance of said facilities.

8.	Pure Cycle shall not transfer or assign this right-of-way except as permitted by the Service Agreement.

9.	Pure Cycle shall provide drainage and erosion control structures, fences, gates, cattleguards, or any other facilities reasonably necessary to protect the Premises.

10.	Pure Cycle shall not unreasonably fence or obstruct free and open access to and travel upon, over and across the Premises, without written authorization of Rangeview.

11.
Pure Cycle shall have such rights of ingress and egress as may be necessary for the construction, reconstruction, operation, maintenance, and removal of said facilities, but shall not leave open, or permit to be left open, any fences, bars or gates not owned by Pure Cycle. All such fences, bars or gates which may be damaged or disturbed in any way shall be fully restored by Pure Cycle.

12.
In the event that the facilities for which this right-of-way is granted are to be materially enlarged, replaced, relocated, or added to in the future, Pure Cycle shall advise Rangeview of such change and furnish surveys, plats, and a description of the proposed change to Rangeview. Any such changes and the consideration required therefor, shall be controlled by the Service Agreement.

13.
The rights herein granted shall expire when the Service Agreement expires, or otherwise terminates, but no later than May 1, 2081; however, any right-of-way for the “Off-Site Water,” as that term is defined in the Amended and Restated Lease (S-37280) dated July ___, 2014, between Rangeview and the State of Colorado acting by and through the State Board of Land Commissioners (the “Lease”), may continue for so long as, and to the extent this right-of-way continues to be used to service users of Off-Site Water as that term is defined in the Lease.  If the facilities are abandoned or discontinued, all rights hereunder shall automatically terminate. Normal non-use of the approved facility or facilities constructed that is consistent with the prudent operation of a municipal water delivery system shall not constitute abandonment of the facility.

14.	Except as permitted by the Service Agreement, Pure Cycle may not remove its facilities or related improvements without the permission of Rangeview.

15.	If this right-of-way is terminated for any cause whatsoever, Pure Cycle shall restore the Premises, as near as reasonably practicable, to their original condition, if requested to do so by Rangeview.

16.	Pure Cycle agrees to assume all liability arising from the exercise of the right-of-way herein granted in accordance with the terms of the Service Agreement.

17.
Upon completion of construction or reconstruction of the herein described facility, Pure Cycle agrees to restore the Premises surrounding the facility, as near as reasonably practicable, to its original condition, unless otherwise agreed to in writing by Rangeview.

18.
Pure Cycle shall be responsible for and shall pay all taxes, fees, assessments and other charges, if any, in connection with its work, improvements, materials, or facilities to be utilized in accomplishing its activities pursuant to this grant of right-of-way.

19.
This grant shall extend to and be binding upon the successors, licensees and assigns of the parties hereto, and the use of it shall be subject in all respect to the Service Agreement. Any conflict between this grant and the Service Agreement shall be governed by the terms of the Service Agreement.

IN WITNESS WHEREOF, Rangeview Metropolitan District, acting by and through its water activity enterprise, has executed this grant, and has caused its seal to be hereunto affixed; and Pure Cycle Corporation has accepted this grant and affixed its corporate seal hereto, the day and year first above written.

RANGEVIEW METROPOLITAN DISTRICT, acting by and through its water activity enterprise

By:
Title:

PURE CYCLE CORPORATION

By:
Title:

STATE OF COLORADO                                           )
                       ) SS.
COUNTY OF                               )

The foregoing grant of right-of-way was acknowledged before me this _____ day of __________, 20_, by _______________, as _______________ of Rangeview Metropolitan District, acting by and through its water activity enterprise.

WITNESS my hand and official seal.

My commission expires:

Notary Public
[SEAL]

STATE OF COLORADO                                           )
                       ) SS.
COUNTY OF                               )

The foregoing grant of right-of-way was acknowledged before me this _____ day of __________, 20_, by _______________, as _______________ of Pure Cycle Corporation, a Delaware corporation.

WITNESS my hand and official seal.

My commission expires:

Notary Public
[SEAL]